Exhibit 3

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
REGAL BELOIT CORPORATION
 (Effective April 27, 2015)

Pursuant to Section 180.1007 of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes (the “WBCL”), these amended and restated articles of incorporation of the corporation (the “Corporation”), which Corporation is organized under Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing articles of incorporation of the Corporation and any and all amendments thereto:

ARTICLE I

NAME

The name of the Corporation is Regal Beloit Corporation.

ARTICLE II

PURPOSE

The purposes for which the Corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the WBCL.

ARTICLE III

STOCK

The aggregate number of shares which the Corporation shall have authority to issue is one hundred million (100,000,000) consisting of one class only, designated as “Common Stock” of the par value of one cent ($0.01) per share.

ARTICLE IV

PREEMPTIVE RIGHTS

No holder of any stock of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.

ARTICLE V

BOARD OF DIRECTORS

(a) The authorized number of directors of the Corporation which shall constitute the entire Board of Directors shall be such as from time to time shall be determined by majority of the then authorized number of directors, but in no case shall the authorized number of directors be less than three (3) or more than fifteen (15).  Until the annual meeting of shareholders of the

Corporation held in 2016, the directors shall be divided with respect to the time for which they severally hold office into three (3) classes, as nearly equal in number as possible, as determined by the Board of Directors, with the members of each class to hold office until their successors have been elected and qualified, or until their earlier resignation or removal. At each annual meeting of shareholders prior to the annual meeting of shareholders of the Corporation held in 2016, the successors of the members of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of directors held in the third year following the year of their election.  Commencing with the annual meeting of shareholders of the Corporation held in 2016, directors shall be elected and shall hold office for terms as follows: (i) at the 2016 annual meeting of shareholders, directors for whom such annual meeting is the annual meeting of shareholders held in the third year following the year of their election (or such directors’ successors) shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified, and the remaining directors shall hold office for the term for which they were elected and until their successors have been elected and qualified, (ii) at the 2017 annual meeting of shareholders, directors for whom such annual meeting is the annual meeting of shareholders held in the third year following the year of their election and directors elected at the 2016 annual meeting of shareholders (or such directors’ successors) shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified, and the remaining directors shall hold office for the term for which they were elected and until their successors have been elected and qualified, and (iii) at the 2018 annual meeting of shareholders and each annual meeting of shareholders thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.  Any director elected to fill a vacancy who is replacing a director who was in the course of serving a three-year term shall serve for the remainder of the predecessor’s term.

(b) Any director may be removed from office by the shareholders, but only for cause and only by the affirmative vote of a majority of the votes then entitled to be cast in an election of directors.

(c) Any vacancy occurring on the Board of Directors, including, but not limited to, a vacancy created by an increase in the number of directors or the removal of a director, shall be filled only by the affirmative vote of a majority of the directors then in office, even if such majority is less than a quorum of the board of Directors, or by a sole remaining director. If no director remains in office, any vacancy may be filled by the shareholders. Any director elected to fill a vacancy shall serve until the next election of the class for which such director shall have been chosen.

ARTICLE VI

SHAREHOLDER CONSENT ACTION

Action required or permitted by the WBCL to be taken at a shareholder’s meeting may be taken without a meeting by shareholders who would be entitled to vote shares at a meeting with voting power sufficient to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by the shareholders consenting thereto and delivered to the Corporation for inclusion in its corporate records. Such a consent has the effect of a meeting vote and may be described as such in any document. Such action shall be effective when consents representing the required number of shares are delivered to the Corporation, unless the consents specify a different effective date.

ARTICLE VII

SHAREHOLDER VOTE REQUIRED

Unless a greater number of affirmative votes is required by the WBCL or these Articles of Incorporation, action on a matter, including the election of directors, by shareholders is approved only if a majority of the votes represented in person or by proxy at a meeting at which a quorum is present are cast in favor of the action.

ARTICLE VIII

REGISTERED OFFICE AND AGENT

The address of the initial registered office of the Corporation is 200 State Street, Beloit, Rock County, Wisconsin 53511 and the name of its initial registered agent at such address is Gerald J. Berres.

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